As filed with the Securities and Exchange Commission on February 9, 2021.

Registration No. 333-248084

Registration No. 333-189688

Registration No. 333-155370

Registration No. 333-112947

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-248084

Post-Effective Amendment No. 1 to Registration Statement No. 333-189688

Post-Effective Amendment No. 1 to Registration Statement No. 333-155370

Post-Effective Amendment No. 1 to Registration Statement No. 333-112947

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAY BANKS OF VIRGINIA, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1838100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Bayberry Court Richmond, Virginia	23226
(Address of principal executive offices)	(Zip code)

Bay Banks of Virginia, Inc. 2020 Stock Incentive Plan

Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan

Bay Banks of Virginia, Inc. 2008 Non-Employee Directors Stock Option Plan

Bay Banks of Virginia, Inc. 2003 Incentive Stock Option Plan

(Full title of the plan)

Brian K. Plum

Blue Ridge Bankshares, Inc.

1807 Seminole Trail

Charlottesville, Virginia 22901

(Name and address of agent for service)

(540) 743-6521

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”):

•

Registration Statement No. 333-248084, pertaining to the registration and sale of 625,000 shares of common stock of Bay Banks of Virginia, Inc. (the “Company”) in connection with the Bay Banks of Virginia, Inc. 2020 Stock Incentive Plan.

•

Registration Statement No. 333-189688, pertaining to the registration and sale of 385,000 shares of common stock of the Company in connection with the Bay Banks of Virginia, Inc. 2013 Stock Incentive Plan.

•

Registration Statement No. 333-155370, pertaining to the registration and sale of 50,000 shares of common stock of the Company in connection with the Bay Banks of Virginia, Inc. 2008 Non-Employee Directors Stock Option Plan.

•

Registration Statement No. 333-112947, pertaining to the registration and sale of 175,000 shares of common stock of the Company in connection with the Bay Banks of Virginia, Inc. 2003 Incentive Stock Option Plan.

On January 31, 2021, pursuant to the Agreement and Plan of Reorganization, dated as of August 12, 2020, as amended on November 6, 2020, by and between Blue Ridge Bankshares, Inc. (“BRBS”) and the Company, and a related Plan of Merger, the Company was merged with and into BRBS (the “Merger”). As a result of the Merger, the Company ceased to exist as of 7:00 p.m. on January 31, 2021.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, BRBS (as successor to the Company) hereby terminates the effectiveness of the Registration Statements and removes from registration the securities of the Company registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Bay Banks of Virginia, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, Commonwealth of Virginia, on this 9th day of February, 2021.

BLUE RIDGE BANKSHARES, INC.
(as successor to Bay Banks of Virginia, Inc.)

By:	/s/ Brian K. Plum
Brian K. Plum Chief Executive Officer